Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

To the Board of Directors
World Waste Technologies, Inc and Subsidiaries

            Consent of Independent Registered Public Accounting Firm

We consent to the use of our Independent Registered Public Accounting Firm's Report dated February 4, 2005 covering the consolidated financial statements of World Waste Technologies, Inc. and Subsidiaries for of the year ended December 31, 2004 to be included in this amended registration statement on Form SB-2 to be filed with the Commission on approximately August 3, 2005.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.


/s/ Stonefield Josephson, Inc
-----------------------------
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
August 4, 2005